Exhibit 10.21

BOARD RESOLUTIONS REGARDING MR. JACKSON
AND MS. WHITE PRIOR COMPENSATION

WHEREAS, Julius Jackson, Sr. and Mary L. White have been paid only a fraction of the moneys due them in their respective officership capacities, respectively $45,000 of $595,000 and $45,000 of $595,000 from inception to August 2, 2008, at which time $150,000 and $150,000, respectively, was paid out in shares;

WHEREAS, the Prospectus for the Company’s pending public offering indicates (i) Mr. Jackson and Ms. White have agreed to accept $125,000 each at the $3,000,000 minimum offering and $250,000 each at the $37,500,000 mid-point with any additional back salaries being paid from operations as funds become available as approved at that time by the Board; and (ii) Mr. Jackson’s and Ms. White’s compensation was $7,500 monthly for the first year and $10,000 monthly for the subsequent years through March 31, 2008, when accrual to Mary White ceased. However, compensation to Julius Jackson continues to accrue;

WHEREAS, the Company had previously approved such(i) monthly payments and (ii)contemplated catch up payments out of the proceeds of this Offering and as it was not reflected in the minutes of previous meetings in which Mr. Jackson and Ms. White were not at such a high percentage of the Board of Directors as they were at the time the initial decisions were made for such prior compensation;

WHEREAS, certain regulators have expressed concerns about the proposed payments to Mr. Jackson and Ms. White out of the funds raised in the Company’s contemplated public offering, unless approved by a majority of the disinterested Board, this Consent is intended to establish the Board’s approval of such catch-up payments; and

WHEREAS, Compensation was determined by the Board of Directors taking into consideration at least the following:

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reviewing what salaries would have been paid for similar positions where there was a great deal of international travel, meetings with heads of states, prime ministers, ministry heads of foreign countries as well as CEOs of other corporations;

•	the Board also considered that there was no insurance or other fringe benefits and that it was possible that payments would never be made;

•	if Ms. White and Mr. Jackson had worked for other companies in similar positions, each could have earned the amounts determined by the Board (without the risk, as here, of not being paid);

•	the Board believed that these terms would not have been accepted by others, serving in the same capacity; and

•	the person whose compensation was being considered was allowed to vote and the consent was passed without their vote making a difference in the outcome, as illustrated in the vote tally.

RESOLVED, that, it being deemed in the best interest of the Corporation to retain, retroactively, the services of Mr. Jackson and Ms. White on mutually agreeable terms and for the reasons indicated above, Mr. Jackson and Ms. White have agreed to accept $125,000 each at the $3,000,000 minimum offering and $250,000 each at the $37,500,000 mid-point with any additional back salaries being paid from operations as funds become available as approved at that time by the Board, at which time, due to the imminence of funds anticipated from the public, all accruals to Mary White ceased, such compensation terms are hereby approved immediately and retroactively;

RESOLVED, that the officers of the Corporation be, and each of them is, authorized to execute in the name and on behalf of the Corporation, and to deliver any and all other instruments and documents, including the needed revisions to the Prospectus (see attached), and to do and perform any and all such further acts and things (including the payment of all necessary expenses) as they, or any of them, may deem necessary or advisable to carry out the intent and accomplish the purposes of the foregoing resolutions.

Proposed Disclosure on Prospectus: “The Company: Executive Compensation.”

As original investors in the Company, Mary White and Julius Jackson took out various loans individually to support activities necessary to cover expenses associated with the Company. As reimbursement for such loans to the Company during its start-up and to this date, the Company has agreed to pay Ms. White and Mr. Jackson in the amounts of $125,000 each if the minimum is raised and $250,000 each if the mid-point is reached. Any other payments will come from Company operations and will be approved by the Board of Directors at that time. The money at issue was borrowed by Ms. White and Mr. Jackson from Ronald Avery, principal of The Ronco Group (see “Related Party Transactions” below), and will be repaid from the contemplated reimbursements outlined above.